UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A/A
(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[_]

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[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Rule 14a-12

NORD RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

The following notice is being filed as Amendment No. 1 to our Preliminary Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on August 23, 2013 (the “Original Filing”). We have not modified or updated other disclosures presented in our Original Filing. Pursuant to Rule 12b-15 under the Securities Exchange Act of 1934, as amended, the Amendment consists solely of the preceding cover page, this explanatory note, and the following Notice of Postponement of Annual Meeting of Stockholders.

NORD RESOURCES CORPORATION
1 West Wetmore Road, Suite 203,
Tucson, Arizona, 85705

NOTICE OF POSTMENT OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of Nord Resources Corporation (the “Company”), originally scheduled to be held on October 16, 2013 at 10:00 a.m. (Tucson Time), has been postponed indefinitely.

As disclosed in the Company’s Preliminary Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on August 23, 2013, it was contemplated that the stockholders would be asked, as Proposal No. 2, to approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 400,000,000 to 600,000,000. The reasons for the proposed increase were disclosed in the Proxy Statement as follows:

Reasons for Increase

As disclosed in our Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC on August 14, 2013, we are currently in default under our $25,000,000 Credit Agreement with Nedbank, our Copper Hedge Agreement with Nedbank Capital and our note payable with Fisher Industries, our mining contractor and largest unsecured trade creditor, who converted approximately $8.2 million of payables to a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum, which matured on July 31, 2012. As of June 30, 2013:

  the full amount of the outstanding principal under the Nedbank Credit Agreement of $23,257,826 (unaudited) was included in the Company’s current liabilities on the condensed consolidated balance sheets, and $8,863,887 (unaudited) of related interest was included within accrued interest;

  the amount due to Nedbank Capital related to settlement payments outstanding under the Copper Hedge Agreement was $16,106,691 (unaudited) and was included in current liabilities; and

  the total principal balance on Fisher Industries’ note of $6,164,964 (unaudited) was included in current liabilities, and $410,899 (unaudited) of related interest was included within accrued interest.

Nedbank, Nedbank Capital and Fisher Industries have not exercised their respective rights to note us in default. However, our Company’s continuation as a going concern is dependent upon our ability to refinance the obligations under the Credit Agreement with Nedbank, our Copper Hedge Agreement with Nedbank Capital and our note payable to Fisher Industries, raise approximately $20 million dollars in additional capital, and on our ability to produce copper to sell at a level where our Company becomes profitable and generates cash flows from operations, all of which is uncertain. Although we have continued to produce copper through the residual leaching of ore already in place on our existing pads following the suspension of our mining and crushing operations in July 2010, we expect that the production level will continue to steadily decline until the resumption of mining and crushing operations, which we anticipate will require us to seek additional financing from time to time in order for us to meet our current obligations.

Given our financial difficulties, we have little or no capital to deploy in response to unforeseen adverse changes in market conditions or operational problems that may arise from time to time. As a result, our residual leaching and solvent extraction/electro-winning operations are particularly vulnerable to risk factors such as a material drop in copper prices, a material increase in the cost of sulfuric acid, or a material drop in our copper recovery rates (for example, due to heavy rainfall which could negatively impact our leaching efficiencies) and related copper production. If our residual leaching and solvent extraction/electro-winning operations become economically unviable, we would be forced to terminate our operations, significantly reduce our workforce, place the Johnson Camp Mine on a care and maintenance program, and, perhaps, sell some of our assets (subject to the consent of our secured creditors, as appropriate).

The Board of Directors has proposed this amendment to ensure that the Company has sufficient shares available for purposes including, without limitation, equity financings (taking into account the fact that the Company’s common stock is currently being thinly traded on the OTCQB in the $0.02 range), acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, and payments of stock dividends, stock splits or other recapitalizations. The Company is actively seeking financing, strategic relationships and other transactions which could potentially require the issuance of a significant number of shares of common stock from treasury. Without an increase in the shares of common stock authorized for issuance, the Company is highly unlikely to be able to conclude any such transaction in a timely fashion.

The Board of Directors has determined that it is appropriate to postpone the Annual Meeting indefinitely, primarily given the Board’s conclusion that it would be premature to seek stockholder approval for an increase in the Company’s authorized shares of common stock absent a definitive agreement for a transaction that would require the Company to issue any additional shares.

The Company intends to hold an annual meeting of its stockholders at a future date to be determined, in which event the Company will file updated proxy materials in accordance with section 14(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated pursuant thereto.

September 4, 2013	By Order of the Board of Directors

/s/ Ronald A. Hirsch
Ronald A. Hirsch
Chairman of the Board